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CUSIP No. 025816 10 9                  13G                         Page 28 of 30


                                   EXHIBIT A


                RELEVANT SUBSIDIARIES OF PARENT HOLDING COMPANY


Parent Holding Company:

               Berkshire Hathaway Inc.
               OBH Inc.
               Blue Chip Stamps
               Wesco financial Corporation
               Wesco Holdings Midwest, Inc.
               Central States of Omaha Companies, Inc.
               Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)


Relevant Subsidiaries Which Are Insurance Companies as Defined in Section 3(a)(19) of the Act:

               National Indemnity Company
               National Fire & Marine Insurance Company
               Columbia Insurance Company
               Wesco-Financial Insurance Company
               Central States Indemnity Company of Omaha

Note: No Common Stock of American Express Company is held directly by Berkshire Hathaway Inc. Other than the indirect holdings of Berkshire Hathaway Inc., no Common Stock of American Express Company is held directly or indirectly by Warren E. Buffett, an individual who may be deemed to control Berkshire Hathaway Inc. 1,107,229 shares or approximately 0.2% of Common Stock of American Express Company are held directly by OBH Inc., Nebraska Furniture Mart, Inc., The Fechheimer Brothers Company and Borsheim's Jewelry Company, Inc., none of which are persons specified in Rule 13d-1(b)(1)(ii)(A) through (F).